Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Chesapeake Utilities Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.4867 per share, to be Issued under the Chesapeake Utilities Corporation 2023 Stock and Incentive Compensation Plan	Other (2)	568,000	$122.26 (2)	$69,443,680 (2)	$0.00011020	$7,652.69

Total Offering Amounts					$69,443,680		$$7,652.69

Total Fee Offsets							$0.00

Net Fee Due							$7,652.69

(1)

Represents the number of shares available for issuance or subject to outstanding awards under Chesapeake Utilities Corporation’s 2023 Stock and Incentive Compensation Plan (the “Plan”) and being registered under this Registration Statement. Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover any additional shares of Registrant’s Common Stock in respect of the securities identified in the table above by reason of any stock dividend, stock split, recapitalization or other similar transaction. This Registration Statement shall also cover an indeterminate number of options and other rights to acquire common stock, to be granted pursuant to the Plan.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act, based upon the average of the high and low selling prices of the Company’s Common Stock as reported on the New York Stock Exchange on May 2, 2023, which was $122.26.

Table 2 – Fee Offset Claims and Sources

N/A